UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.     )*

TORTOISE ENERGY CAPITAL CORPORATION

(Name of Issuer)

Mandatory Redeemable Preferred C Stock

(Title of Class of Securities)

89148J203

(CUSIP Number)

December 31, 2012

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☒	Rule 13d-1(b)
☐	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 89148J203		13G

1.	Names of Reporting Persons I.R.S. Identification No. of Above Persons (Entities Only) ATHENE ANNUITY & LIFE ASSURANCE COMPANY

2.	Check the Appropriate Box if a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 250,000

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 250,000

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 250,000

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11.	Percent of Class Represented by Amount in Row (9) 5.0%

12.	Type of Reporting Person (See Instructions) IC

CUSIP No. 89148J203		13G

1.	Names of Reporting Persons I.R.S. Identification No. of Above Persons (Entities Only) ATHENE USA CORPORATION

2.	Check the Appropriate Box if a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization IOWA

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 250,000

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 250,000

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 250,000

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11.	Percent of Class Represented by Amount in Row (9) 5.0%

12.	Type of Reporting Person (See Instructions) HC

CUSIP No. 89148J203		13G

1.	Names of Reporting Persons I.R.S. Identification No. of Above Persons (Entities Only) ATHENE HOLDING LTD.

2.	Check the Appropriate Box if a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization BERMUDA

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 250,000

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 250,000

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 250,000

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11.	Percent of Class Represented by Amount in Row (9) 5.0%

12.	Type of Reporting Person (See Instructions) HC

CUSIP No. 89148J203		13G

1.	Names of Reporting Persons I.R.S. Identification No. of Above Persons (Entities Only) ATHENE ASSET MANAGEMENT, L.P.

2.	Check the Appropriate Box if a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization CAYMAN ISLANDS

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 450,000

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 450,000

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 450,000

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 9.0%

12.	Type of Reporting Person (See Instructions) IA

CUSIP No. 89148J203		13G

1.	Names of Reporting Persons I.R.S. Identification No. of Above Persons (Entities Only) AAM GP LTD.

2.	Check the Appropriate Box if a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization CAYMAN ISLANDS

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 450,000

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 450,000

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 450,000

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 9.0%

12.	Type of Reporting Person (See Instructions) CO

CUSIP No. 89148J203		13G

1.	Names of Reporting Persons I.R.S. Identification No. of Above Persons (Entities Only) APOLLO LIFE ASSET LTD.

2.	Check the Appropriate Box if a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization CAYMAN ISLANDS

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 450,000

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 450,000

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 450,000

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 9.0%

12.	Type of Reporting Person (See Instructions) CO

CUSIP No. 89148J203		13G

1.	Names of Reporting Persons I.R.S. Identification No. of Above Persons (Entities Only) APOLLO CAPITAL MANAGEMENT, L.P.

2.	Check the Appropriate Box if a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 450,000

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 450,000

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 450,000

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 9.0%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 89148J203		13G

1.	Names of Reporting Persons I.R.S. Identification No. of Above Persons (Entities Only) APOLLO CAPITAL MANAGEMENT GP, LLC

2.	Check the Appropriate Box if a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 450,000

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 450,000

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 450,000

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 9.0%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 89148J203		13G

1.	Names of Reporting Persons I.R.S. Identification No. of Above Persons (Entities Only) APOLLO MANAGEMENT HOLDINGS, L.P.

2.	Check the Appropriate Box if a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 450,000

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 450,000

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 450,000

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 9.0%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 89148J203		13G

1.	Names of Reporting Persons I.R.S. Identification No. of Above Persons (Entities Only) APOLLO MANAGEMENT HOLDINGS GP, LLC

2.	Check the Appropriate Box if a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 450,000

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 450,000

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 450,000

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 9.0%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 89148J203		13G

Item 1	(a)	Name of Issuer Tortoise Energy Capital Corporation
	(b)	Address of Issuer’s Principal Executive Offices 11550 Ash Street, Suite 300, Leawood, Kansas 66211

Item 2	(a)

Name of Person Filing

This Schedule 13G is being filed by: (i) Athene Annuity & Life Assurance Company (“Athene Annuity”); (ii) Athene USA Corporation (formerly known as Aviva USA Corporation, “AUSA”); (iii) Athene Holding Ltd. (“Athene Holding”); (iv) Athene Asset Management, L.P. (“AAM”); (v) AAM GP Ltd. (“AAM GP”); (vi) Apollo Life Asset Ltd. (“Apollo Life”); (vii) Apollo Capital Management, L.P. (“Capital Management”); (viii) Apollo Capital Management GP, LLC (“Capital Management GP”); (ix) Apollo Management Holdings, L.P. (“Management Holdings”); and (x) Apollo Management Holdings GP, LLC (“Management Holdings GP”).  Athene Annuity, AUSA, Athene Holding, AAM, AAM GP, Apollo Life, Capital Management, Capital Management GP, Management Holdings and Management Holdings GP are collectively referred to herein as the “Reporting Persons.”

Athene Annuity holds shares of the Mandatory Redeemable Preferred C Stock (“Preferred C Stock”) of the Issuer.  AUSA is the sole shareholder of Athene Annuity, and Athene Holding is the sole shareholder of AUSA.  AAM serves as the investment manager for Athene Annuity pursuant to an investment management agreement between AAM and Athene Annuity.  AAM GP is the general partner of AAM.  Apollo Life is the sole shareholder of AAM GP, and Capital Management is the sole shareholder of Apollo Life.  Capital Management GP is the general partner of Capital Management.  Management Holdings is the sole member and manager of Capital Management GP, and Management Holdings GP is the general partner of Management Holdings.  The number of shares reported as beneficially owned by AAM includes 200,000 shares of the Issuer’s Preferred C Stock held by other unaffiliated insurers for which AAM serves as an investment manager pursuant to an investment management agreement.  These shares are therefore also included in the shares shown as beneficially owned by Capital Management, Capital Management GP, Holdings and Holdings GP in section (a) of Item 4, and sections (b) and (c) of Item 4 below.

Athene Annuity acquired the 250,000 shares of the Issuer’s Preferred C Stock held by it on April 12, 2012.  AUSA was acquired by Athene Holding on October 2, 2013, after the acquisition of the shares of Preferred C Stock shares by Athene Annuity.

CUSIP No. 89148J203	13G

Athene Annuity disclaims beneficial ownership of all shares of Preferred C Stock included in this report that are not held of record by Athene Annuity, and AUSA, Athene Holding, AAM, AAM GP, Apollo Life, Capital Management, Capital Management GP, Management Holdings and Management Holdings GP, and Messrs. Leon Black, Joshua Harris and Marc Rowan, the managers, as well as executive officers, of Management Holdings GP, each disclaim beneficial ownership of all shares of Preferred C Stock included in this report, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.

(b)

Address of Principal Business Office or, if none, Residence

The address of Athene Annuity is 400 Brookfield Parkway, Greenville, South Carolina 29607.  The address of AUSA is 7700 Mills Civic Parkway, West Des Moines, Iowa 50266.  The address of Athene Holding is 96 Pitts Bay Road, Pembroke, Bermuda HM08.  The address of AAM, AAM GP and Apollo Life is c/o Intertrust Corporate Services (Cayman) Limited, 190 Elgin Street, George Town, Grand Cayman, KY1-9005 Cayman Islands.  The address of Capital Management, Capital Management GP, Management Holdings and Management Holdings GP is 9 West 57th St., 43rd Floor, New York, New York 10019.

(c)	Citizenship:
	Athene Annuity & Life Assurance Company:	Delaware
	Athene USA Corporation:	Iowa
	Athene Holding Ltd.:	Bermuda
	Athene Asset Management, L.P.:	Cayman Islands
	AAM GP Ltd.:	Cayman Islands
	Apollo Life Asset Ltd.:	Cayman Islands
	Apollo Capital Management, L.P.:	Delaware
	Apollo Capital Management GP, LLC:	Delaware
	Apollo Management Holdings, L.P.:	Delaware
	Apollo Management Holdings GP, LLC:	Delaware
(d)	Title of Class of Securities: Mandatory Redeemable Preferred C Stock
(e)	CUSIP Number: 89148J203

CUSIP No. 89148J203			13G

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:
	(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
	(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
	(c)	☒	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
	(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
	(e)	☒	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
	(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
	(g)	☒	A parent holding company or control person in accordance with §13d-1(b)(1)(ii)(G);
	(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
	(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
	(j)	☐	Group, in accordance with §240.13d–1(b)(1)(ii)(J).

Item 4.	Ownership:
	(a)	Amount beneficially owned:
		Athene Annuity & Life Assurance Company:	250,000
		Athene USA Corporation:	250,000
		Athene Holding Ltd.:	250,000
		Athene Asset Management, L.P.:	450,000
		AAM GP Ltd.:	450,000
		Apollo Life Asset Ltd.:	450,000
		Apollo Capital Management, L.P.:	450,000
		Apollo Capital Management GP, LLC:	450,000
		Apollo Management Holdings, L.P.:	450,000
		Apollo Management Holdings GP, LLC:	450,000
	(b)	Percent of class:
		Athene Annuity & Life Assurance Company:	5.0%
		Athene USA Corporation:	5.0%
		Athene Holding Ltd.:	5.0%
		Athene Asset Management, L.P.:	9.0%
		AAM GP Ltd.:	9.0%
		Apollo Life Asset Ltd.:	9.0%
		Apollo Capital Management, L.P.:	9.0%
		Apollo Capital Management GP, LLC:	9.0%
		Apollo Management Holdings, L.P.:	9.0%
		Apollo Management Holdings GP, LLC:	9.0%

Calculation of percentage of beneficial ownership is based on 5,000,000 outstanding shares of the Issuer’s Preferred C Stock as of August 31, 2012, as reported by the Issuer on its Form N-30B-2 filed on October 24, 2012.

CUSIP No. 89148J203			13G

	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote: None of the Reporting Persons has the sole power to vote or direct the vote for any of the shares of Preferred C Stock.
		(ii)	Shared power to vote or to direct the vote:
			Athene Annuity & Life Assurance Company:	250,000
			Athene USA Corporation:	250,000
			Athene Holding Ltd.:	250,000
			Athene Asset Management, L.P.:	450,000
			AAM GP Ltd.:	450,000
			Apollo Life Asset Ltd.:	450,000
			Apollo Capital Management, L.P.:	450,000
			Apollo Capital Management GP, LLC:	450,000
			Apollo Management Holdings, L.P.:	450,000
			Apollo Management Holdings GP, LLC:	450,000
		(iii)	Sole power to dispose or to direct the disposition of: None of the Reporting Persons has the sole power to dispose or to direct the disposition of any of the shares of Preferred C Stock.
		(iv)	Shared power to dispose or to direct the disposition of:
			Athene Annuity & Life Assurance Company:	250,000
			Athene USA Corporation:	250,000
			Athene Holding Ltd.:	250,000
			Athene Asset Management, L.P.:	450,000
			AAM GP Ltd.:	450,000
			Apollo Life Asset Ltd.:	450,000
			Apollo Capital Management, L.P.:	450,000
			Apollo Capital Management GP, LLC:	450,000
			Apollo Management Holdings, L.P.:	450,000
			Apollo Management Holdings GP, LLC:	450,000

Item 5	Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following   ☐

Item 6	Ownership of More than Five Percent on Behalf of Another Person
	Not Applicable

CUSIP No. 89148J203	13G

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
Not Applicable

Item 8	Identification and Classification of Members of the Group
Not Applicable

Item 9	Notice of Dissolution of Group
Not Applicable

CUSIP No. 89148J203	13G

Item 10	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: April 28, 2014

ATHENE ANNUITY & LIFE ASSURANCE COMPANY

	By:	/s/ John Golden
	Name:	John Golden
	Title:	Executive Vice President, Corporate

ATHENE USA CORPORATION

	By:	/s/ John Golden
	Name:	John Golden
	Title:	Executive Vice President, Corporate

ATHENE HOLDING LTD.

	By:	/s/ Tab Shanafelt
	Name:	Tab Shanafelt
	Title:	Chief Legal Officer and Secretary

ATHENE ASSET MANAGEMENT, L.P.

	By:	AAM GP Ltd.,
its general partner

		By:	/s/ John Golden
		Name:	John Golden
		Title:	Executive Vice President and General Counsel

AAM GP LTD.

	By:	/s/ John Golden
	Name:	John Golden
	Title:	Executive Vice President and General Counsel

CUSIP No. 89148J203	13G

APOLLO LIFE ASSET LTD.

By:	/s/ Cindy Michel
Name:	Cindy Michel
Title:	Vice President

APOLLO CAPITAL MANAGEMENT, L.P.

By:	Apollo Capital Management GP, LLC
its general partner

	By:	/s/ Cindy Michel
	Name:	Cindy Michel
	Title:	Vice President

APOLLO CAPITAL MANAGEMENT GP, LLC

By:	/s/ Cindy Michel
Name:	Cindy Michel
Title:	Vice President

APOLLO MANAGEMENT HOLDINGS, L.P.

By:	Apollo Management Holdings GP, LLC
its general partner

	By:	/s/ Cindy Michel
	Name:	Cindy Michel
	Title:	Vice President

APOLLO MANAGEMENT HOLDINGS GP, LLC

By:	/s/ Cindy Michel
Name:	Cindy Michel
Title:	Vice President

JOINT FILING AGREEMENT

PURSUANT TO RULE 13d-1(k)

The undersigned each acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.  This Joint Filing Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same agreement.

Dated: April 28, 2014

ATHENE ANNUITY & LIFE ASSURANCE COMPANY

	By:	/s/ John Golden
	Name:	John Golden
	Title:	Executive Vice President, Corporate

ATHENE USA CORPORATION

	By:	/s/ John Golden
	Name:	John Golden
	Title:	Executive Vice President, Corporate

ATHENE HOLDING LTD.

	By:	/s/ Tab Shanafelt
	Name:	Tab Shanafelt
	Title:	Chief Legal Officer and Secretary

ATHENE ASSET MANAGEMENT, L.P.

	By:	AAM GP Ltd.
its general partner

		By:	/s/ John Golden
		Name:	John Golden
		Title:	Executive Vice President and General Counsel

AAM GP LTD.

By:	/s/ John Golden
Name:	John Golden
Title:	Executive Vice President and General Counsel

APOLLO LIFE ASSET LTD.

By:	/s/ Cindy Michel
Name:	Cindy Michel
Title:	Vice President

APOLLO CAPITAL MANAGEMENT, L.P.

By:	Apollo Capital Management GP, LLC
its general partner

	By:	/s/ Cindy Michel
	Name:	Cindy Michel
	Title:	Vice President

APOLLO CAPITAL MANAGEMENT GP, LLC

By:	/s/ Cindy Michel
Name:	Cindy Michel
Title:	Vice President

APOLLO MANAGEMENT HOLDINGS, L.P.

By:	Apollo Management Holdings GP, LLC
its general partner

	By:	/s/ Cindy Michel
	Name:	Cindy Michel
	Title:	Vice President

APOLLO MANAGEMENT HOLDINGS GP, LLC

By:	/s/ Cindy Michel
Name:	Cindy Michel
Title:	Vice President